CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 14, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of Third Avenue Trust, which are also incorporated by reference into the Registration Staatement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York  10036
February 24, 1999